Exhibit 10.16

AMENDED AND RESTATED AGREEMENT ON INVESTMENT OPPORTUNITIES

This AMENDED AND RESTATED AGREEMENT ON INVESTMENT OPPORTUNITIES, dated as of June 10, 2013, is made and entered into by and between AMERICAN HOMES 4 RENT, LLC, a Delaware limited liability company (“AH LLC”), American Homes 4 Rent Acquisitions and Renovations, LLC, a Delaware limited liability company (“AH4R Acquisitions and Renovations”), and AMERICAN HOMES 4 RENT, a Maryland real estate investment trust (the “Company”). AH LLC, AH4R Acquisitions and Renovations and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, AH LLC and the Company entered into that certain Agreement on Investment Opportunities dated as of November 21, 2012 (the “Original Agreement”);

WHEREAS, AH LLC and the Company first amended the Original Agreement on March 18, 2013;

WHEREAS, in connection with the closing of the transactions contemplated by the Contribution Agreement between AH LLC, the Company and American Homes 4 Rent, L.P., a Delaware limited partnership and a Subsidiary of the Company (the “Operating Partnership”) dated May 28, 2013 (the “Contribution Agreement”), AH LLC and the Company desire to amend and restate the Original Agreement as set forth herein;

WHEREAS, AH4R Acquisitions and Renovations is a subsidiary of AH LLC, and the Parties desire that AH4R Acquisitions and Renovations join the Agreement;

WHEREAS, AH LLC is the sole managing member of American Homes 4 Rent Advisor, LLC, a Delaware limited liability company (the “Manager”);

WHEREAS, concurrently with the execution of the Original Agreement, the Manager executed an Advisory Management Agreement with the Company, pursuant to which the Manager provides for the day-to-day management of the operations of the Company and its subsidiaries, and is responsible for the selection, purchase and management of the Company’s portfolio investments and the Company’s financing activities, and providing the Company with advisory services;

WHEREAS, AH LLC is in the business of investing in single-family homes; and

WHEREAS, the Company and AH LLC desire that the Company, subject to the terms and conditions of this Agreement, be a vehicle for investment in single-family homes from and after the date of this Agreement.

NOW, THEREFORE, for the mutual promises made herein and in the other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a) “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, including, without limitation, in the case of AH LLC, the Hughes Members, (ii) any executive officer, general partner or employee of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(b) “Acquisition Costs” shall mean all costs and expenses incurred by the Company in connection with the acquisition and initial repair and renovation (prior to first leasing, or to subsequent leasing in the case of any home leased to an existing occupant where the repair and renovation occur after the existing occupant vacates) of single-family homes that it purchases after the date hereof.

(c) “Agreement” means this Amended and Restated Agreement on Investment Opportunities, as amended, restated or supplemented from time to time.

(d) “Alaska Joint Venture” means the joint venture entered into by AH LLC and the Alaska Permanent Fund Corporation in July 2012 to acquire, renovate, lease and operate single-family homes, including any expansion of such joint venture hereafter in accordance with the terms of its governing documents and permitted pursuant to Section 2(c) of this Agreement.

(e) “Bankruptcy” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 90-day period or (iv) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(f) “Board of Trustees” means the Board of Trustees of the Company.

(g) “Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

(h) “Common Shares” means the Class A common shares, par value $0.01, of the Company.

(i) “Existing Portfolio” means (i) the single-family homes owned by AH LLC as of the date of the Original Agreement, and (ii) any additional single-family homes acquired by AH LLC within 180 days after the date of the Original Agreement, and (iii) any additional single-family homes acquired in short sales, and, in the case of (ii) and (iii), pursuant to offers made or agreement entered into by AH LLC prior to the effective date of Section 2(a) of this Agreement.

(j) “Hughes Members” means B. Wayne Hughes, B.W. Hughes Living Trust, B. Wayne Hughes 5-04 Annuity Trust, B. Wayne Hughes 6-04 Annuity Trust, B. Wayne Hughes 9-05 Annuity Trust, American Commercial Equities, LLC, and American Commercial Equities Two, LLC, or any entity or trust for which B. Wayne Hughes serves as manager or trustee.

(k) “Independent Trustees” means the members of the Board of Trustees of the Company who are not officers or employees of AH LLC or any Person directly or indirectly controlling or controlled by the AH LLC, and who are otherwise “independent” in accordance with the NYSE’s corporate governance listing standards (or the rules of any other national securities exchange on which the Common Shares becomes listed).

(l) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(m) “Investment Vehicle” means any partnership, limited liability company, or other entity formed for the purpose of raising capital from investors other than the Company and its Subsidiaries and investing such capital in the acquisition of single-family homes, other than those in the Existing Portfolio.

(n) “Joint Venture” means any partnership, limited liability company, or other entity formed or sponsored, as permitted by this Agreement, by AH LLC or any of its Affiliates for the purpose of raising capital from investors other than the Company and its Subsidiaries and investing such capital in the acquisition of homes in the Existing Portfolio.

(o) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(p) “Promoted Interest” means any interest held by the AH LLC or its Affiliates in the profits of a Joint Venture or Investment Vehicle which is in addition to or greater than AH LLC’s or its Affiliates’ pro rata interest in such Joint Venture or Investment Vehicle based on invested capital.

(q) “RJ Joint Ventures” means two joint ventures entered into by AH LLC with retail investors and marketed by Raymond James & Associates, Inc. in August and October 2012 to own, lease and operate single-family homes.

(r) “Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (i) the Company or any other subsidiary of the Company is a general partner or managing member or possesses voting power, directly or indirectly, to elect a majority of the board of directors, trustees or others performing similar functions with respect to such entity or organization, and (ii) the accounts of which would be consolidated with those of the Company in its consolidated financial statements in accordance with GAAP as of the relevant date of determination.

(s) “Units” mean common units of limited partnership in the Operating Partnership.

(t) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(u) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Acquisition Rights.

(a) Subject to the limitations, terms and conditions of this Agreement, neither AH LLC nor any of its Affiliates will purchase, ground lease or otherwise acquire for investment, or offer to others the opportunity to purchase, ground lease or otherwise acquire for investment, directly or indirectly, any single-family home, other than those in the Existing Portfolio, unless such opportunity has been presented to the Board of Trustees and the Board of Trustees, including a majority of the Independent Trustees, has consented to such purchase, ground lease, investment or other transaction by AH LLC or its Affiliate. It is understood and agreed that this Agreement does not restrict or affect in any way any Person’s acquisition or ownership of single-family homes for personal or family use.

(b) The parties acknowledge and agree that Existing Portfolio is not owned by the Company or its Subsidiaries as of the date of this Agreement. Notwithstanding the foregoing provisions of this Section 2, AH LLC may, at any time from the date of this Agreement until the second anniversary of the date of the Original Agreement, contribute any or all of the properties in the Existing Portfolio to one or more Joint Ventures. In the event AH LLC establishes any such Joint Venture, it shall offer the Company any and all interests (including any Promoted Interest) it acquires in such Joint Venture, at a price equal to the fair value of the capital interest of AH LLC based on the valuation on the Joint Venture established by third-party investors in the entity. Any such acquisition by the Company of an interest in a Joint Venture shall require the approval of a majority of the Independent Trustees and, if so approved, shall close within sixty (60) days of original funding of the Joint Venture. The purchase price for any such interest shall be paid to AH LLC in Units, or at the option of AH LLC, in Common Shares. Any Common Shares or Units paid in consideration for a Joint Venture interest pursuant to this provision shall be valued at $15 per Common Share or Unit. AH LLC agrees to use commercially reasonable efforts to minimize the period of time during which the Company does not hold an ownership interest in any such Joint Venture, including by offering the Company the opportunity to acquire its interest in any such Joint Venture prior to the closing of the Joint Venture and facilitating the closing of the Joint Venture in a manner such that the Company acquires its interest in the Joint Venture from inception of the Joint Venture. In the event the Company elects not to purchase the ownership interests of AH LLC in any Joint Venture in accordance with the foregoing, AH LLC will be permitted to retain or transfer to others all of such interests, including any Promoted Interest.

(c) Notwithstanding the foregoing provisions of this Section 2, the parties acknowledge and agree that neither AH LLC nor its Affiliates are obligated to provide the Company with the right to purchase any ownership interests of AH LLC or its Affiliates in the RJ Joint Ventures or the Alaska Joint Venture. Further, it is acknowledged and agreed that the Alaska Joint Venture may continue to purchase single-family homes in accordance with its investment objectives until its capital commitments existing as of the date of the Original

Agreement (a total of $750 million) have been fully invested or committed. Any increase in committed capital to the Alaska Joint Venture by either the Alaska Permanent Fund Corporation or AH LLC or its Affiliates will require the approval of the Board of Trustees of the Company, including a majority of the Independent Trustees. AH LLC hereby represents and warrants that the Alaska Joint Venture will have investment priority over the Company and its Subsidiaries in all markets, except Arizona, southern and northern California, Georgia and Texas, in each of which the Company and its Subsidiaries shall have investment priority over the Alaska Joint Venture.

(d) Upon the second anniversary of the date of the Original Agreement, to the extent that AH LLC or its Affiliates continue to own, other than through a Joint Venture, the RJ Joint Ventures or the Alaska Joint Venture, any single-family homes in the Existing Portfolio, all of such homes shall be offered to the Company for a price equal to the then aggregate Fair Market Value of such homes as determined pursuant to the procedures set forth below, and the Company may purchase all, but not less than all, of such homes. An acquisition by the Company of such homes shall require the approval of a majority of the Independent Trustees and, if so approved, shall close within sixty (60) days of the final determination of the Fair Market Value of such homes. The purchase price for such homes shall be paid to AH LLC in Units or, at the option of AH LLC, in Common Shares. Any Common Shares or Units paid in consideration for a home pursuant to this Section 2(d) shall be valued at $15 per Common Share or Unit. In the event the Company elects not to purchase the homes in the Existing Portfolio in accordance with the foregoing, AH LLC will be permitted to retain or sell to others any or all of such homes.

(e) For the purposes of Section 2(d), the term “Fair Market Value” shall mean the gross sales price that the remaining homes in the Existing Portfolio (other than those held by a Joint Venture, the RJ Joint Ventures or the Alaska Joint Venture) would bring in a competitive and open market as of the second anniversary of the date of the Original Agreement with a buyer and seller each acting prudently and knowledgeably. The determination of “Fair Market Value” shall assume that: (i) buyer and seller are equally motivated; (ii) both buyer and seller are well informed or well advised and are acting in what it considers to be in its own best interest; (iii) a reasonable time is allowed for the exposure of the property portfolio on the open market; and (iv) payment of the purchase price is made in cash by buyer on the closing date.

(f) AH LLC shall determine the Fair Market Value by using its good faith judgment. AH LLC shall provide written notice of such amount on (or within sixty (60) days prior to) the second anniversary of the date of the Original Agreement. The Company shall have thirty (30) days (“Company’s FMV Review Period”) after receipt of AH LLC’s notice of Fair Market Value within which to accept such Fair Market Value in writing. In the event the Company fails to accept the Fair Market Value proposed by AH LLC, AH LLC and the Company shall attempt to agree upon such Fair Market Value, using good faith efforts. If AH LLC and the Company fail to reach agreement within fifteen (15) days following the Company’s FMV Review Period (“Outside FMV Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Value and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below. Failure of the Company to so elect in writing within the Company’s FMV Review Period shall conclusively be deemed its disapproval of the Fair Market Value determined by AH LLC.

(i) AH LLC and the Company shall meet with each other within five (5) Business Days of the Outside FMV Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If AH LLC and the Company do not mutually agree upon the Fair Market Value within three (3) Business Days of the exchange and opening of envelopes, then, within ten (10) Business Days of the exchange and opening of envelopes AH LLC and the Company shall agree upon and jointly appoint a single arbitrator who shall (i) by profession be a commercial real estate appraiser, (ii) be a Member of the Appraisal Institute (or any successor organization thereto) and (iii) have been active over the five (5) year period ending on the date of such appointment in the appraisal of comparable properties. Neither AH LLC nor the Company shall consult with such arbitrator directly or indirectly as to his or her opinion as to Fair Market Value prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether AH LLC’s or the Company’s submitted Fair Market Value for the Project is the closer to the actual Fair Market Value as determined by the arbitrator, taking into account the definition of Fair Market Value. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, AH LLC or the Company may submit to the arbitrator with a copy to the other party within five (5) Business Days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Fair Market Value (“FMV Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMV Data.

(ii) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use AH LLC’s or the Company’s submitted Fair Market Value, and shall notify AH LLC and the Company of such determination.

(iii) The decision of the arbitrator shall be binding upon AH LLC and the Company.

(iv) If AH LLC and the Company fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court of Los Angeles, California, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v) The cost of arbitration shall be paid by AH LLC and the Company equally.

Section 3. Acquisition Fees and Personnel.

(a) Subject to Section 3(b) below, during the term of this Agreement, in consideration for AH LLC’s services in identifying, evaluating, acquiring, renovating and maintaining single-family homes for acquisition by the Company directly or indirectly, the Company shall cause the Operating Partnership to pay to AH LLC an acquisition fee equal to five percent (5%) of the Acquisition Costs of each single-family home that the Company or a Subsidiary of the Company acquires directly, and shall cause any Investment Vehicle that it controls to pay to AH LLC an acquisition fee equal to five percent (5%) of the Acquisition Costs of each single-family home that any such Investment Vehicle acquires. The portion of any acquisition fee, net of any participating brokers fees received by AH LLC or its Affiliates in connection with any such acquisition relating to the purchase price of a home shall be paid promptly upon acquisition of the home by the Operating Partnership or Investment Vehicle, as the case may be, and the balance of such acquisition fee shall be paid in full promptly following certification by AH LLC that repair and renovation of the property has been completed so that the property is suitable for leasing to future tenants without further repair or renovation. Notwithstanding the foregoing, there shall be no acquisition fee paid to AH LLC by any party in connection with an acquisition by the Operating Partnership of any interest in the Alaska Joint Venture.

(b) Upon the eighteenth (18th) month anniversary of the date of this Agreement (the “Effective Date”), Section 3(a) of this Agreement shall be of no further force or effect, and from and after the fifteenth (15th) month anniversary of the date of this Agreement, the Company shall have the right to offer employment, with such employment to commence as of the Effective Date, to any or all of the acquisition and renovation personnel then employed by AH LLC or its Affiliates, on such terms as the Company may determine in its sole discretion, and AH LLC shall cooperate fully with the transfer and transition of any such personnel hired by the Company. Any such transition of employees shall be completed and effective as of the Effective Date.

Section 4. Alternative Arrangements.

The Parties acknowledge that, if, as of the Effective Date, the transition of employees contemplated by Section 3(b) of this Agreement has not occurred, or the Parties desire for other reasons to establish a further and continuing relationships relative to acquisition and renovation services, they may at such time (but shall not be obligated to) enter into a new agreement on mutually acceptable terms.

Section 5. Intellectual Property Use, Services and Fee.

Upon closing under the Contribution Agreement, the Operating Partnership will have all rights to certain Transferred Intellectual Property (as defined in the Contribution Agreement). From the date of this Agreement, until the Effective Date, (i) the Company, through the Operating Partnership’s wholly owned subsidiary American Homes 4 Rent Management Holdings, LLC (the “Property Manager”), shall permit AH LLC to utilize the Transferred Intellectual Property, subject to (a) with respect to trademarks, trade names, and domain names included among the Transferred Intellectual Property, the monitoring of quality of goods and services offered by AH LLC thereunder, and (b) with respect to licensed intellectual property owned by third parties and included among the Transferred Intellectual Property, obtaining any and all consents that may be required to sublicense such third party intellectual property to AH LLC, and (ii) Property Manager shall provide to AH LLC services related to the Transferred intellectual Property’s maintenance and use, and AH LLC shall pay the Property Manager, in consideration for such use and services, a monthly fee of $100,000, payable on the last business day of each calendar month, with the first payment calculated on a pro rata basis determined by the number of days in the month elapsed from the date of this Agreement through the last day of such month.

Section 6. Promoted Interests in Investment Vehicles.

Notwithstanding the provisions of Section 4 of the Original Agreement, the Company shall receive 100% of the Promoted Interests (if any) in any Investment Vehicle sponsored or formed by the Company on or after the date of this Agreement, and the documentation for any such Investment Vehicle shall reflect this Agreement.

Section 7. Additional Activities.

Except as set forth in this Section 7, nothing in this Agreement shall prevent AH LLC or any of its Affiliates, officers, directors, employees or personnel, from engaging in businesses other than the business of acquiring, renovating, leasing and operating single-family homes as rental properties without the approval of the Board of Directors of the Company. In addition, nothing in this Agreement shall prevent AH LLC or any of its Affiliates, officers, directors, employees or personnel, from rendering services of any kind to any Person other than the Company and its Subsidiaries; provided, however, neither AH LLC nor its Affilitates shall render advisory or property management services for others investing in any type of business relating to investment in, ownership of or rental of single-family homes.

Section 8. Term.

This Agreement shall remain in effect unless and until it is terminated pursuant to Section 9 or Section 10 of this Agreement.

Section 9. Termination by AH LLC.

(a) AH LLC may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall breach this Agreement in any material respect or otherwise be unable to perform its obligations hereunder and such breach shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(b) AH LLC may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 10. Termination by the Company.

The Company may terminate this Agreement effective upon 60 days’ prior written notice of termination to AH LLC in the event that AH LLC shall breach this Agreement in any material respect or otherwise be unable to perform its obligations hereunder and such breach shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

Section 11. Survival; Action Upon Termination.

From and after the effective date of termination of this Agreement pursuant to Section 9 or Section 10 of this Agreement, neither the Company nor AH LLC shall have any further obligations under this Agreement, provided, however, that Sections 11 and 18 shall survive the termination of this Agreement.

Section 12. Representations and Warranties.

(a) The Company hereby makes the following representations and warranties to AH LLC, all of which shall survive the execution and delivery of this Agreement:

(i) The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Maryland. The Company has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii) The execution, delivery, and performance of this Agreement by the Company has been duly authorized by all necessary action on the part of the Company.

(iii) This Agreement constitutes a legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(b) AH LLC hereby makes the following representations and warranties to the Company, all of which shall survive the execution and delivery of this Agreement:

(i) AH LLC is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware. AH LLC has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii) The execution, delivery, and performance of this Agreement by AH LLC have been duly authorized by all necessary action on the part of AH LLC.

(iii) This Agreement constitutes a legal, valid, and binding agreement of AH LLC enforceable against AH LLC in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(c) AH LLC and AH4R Acquisitions and Renovations hereby make the following representations and warranties to the Company, all of which shall survive the execution and delivery of this Agreement:

(i) AH4R Acquisitions and Renovations is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware. AH4R Acquisitions and Renovations has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii) The execution, delivery, and performance of this Agreement by AH4R Acquisitions and Renovations have been duly authorized by all necessary action on the part of AH4R Acquisitions and Renovations.

(iii) This Agreement constitutes a legal, valid, and binding agreement of AH4R Acquisitions and Renovations enforceable against AH4R Acquisitions and Renovations in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

Section 13. Notice

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:

If to the Company, to:

American Homes 4 Rent

22917 Pacific Coast Highway, Suite 300

Malibu, California 90265

Attention: Chief Financial Officer

cc: General Counsel

Fax No.: 301-774-5333

If to AH LLC, to:

American Homes 4 Rent, LLC

22917 Pacific Coast Highway, Suite 300

Malibu, California 90265

Attention: General Counsel

Fax No.: 301-774-5333

If to AH4R Acquisitions and Renovations, to:

American Homes 4 Rent, LLC

22917 Pacific Coast Highway, Suite 300

Malibu, California 90265

Attention: General Counsel

Fax No.: 301-774-5333

(b) All notices, demands and requests to be sent to a party hereto pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited for next day delivery by Federal Express, or other similar overnight courier services, addressed to such party, (iii) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested or (iv) transmitted via facsimile or other similar device to the attention of such party.

(c) All notices, demands and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four hours after being deposited for next day delivery with an overnight courier, (iii) forty-eight hours after being deposited in the United States mail, or (iv) three hours after being transmitted via facsimile or otherwise transmitted and receipt has been confirmed.

Section 14. Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement; provided, however, AH LLC may not assign its rights and obligations under this Agreement (whether by merger, consolidation, operation of law or otherwise) other than to a controlled Affiliate without the consent of the Board of Trustees of the Company, including a majority of the Independent Trustees.

Section 15. Entire Agreement.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 16. Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.

Section 17. No Implied Waivers; Remedies.

No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

Section 18. Specific Performance.

Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other party to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other party to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 18 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

Section 19. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF MARYLAND SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

Section 20. Headings.

The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 21. Severability.

If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

Section 22. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

COMPANY

Address:	AMERICAN HOMES 4 RENT a Maryland real estate investment trust
22917 Pacific Coast Highway Suite 300 Malibu, California 90265	By:	/s/ Matthew J. Hart
	Name:	Matthew J. Hart
	Title:	Chairman of the Special Committee of the Board of Trustees

AH LLC

Address:	AMERICAN HOMES 4 RENT, LLC, a Delaware limited liability company
22917 Pacific Coast Highway Suite 300 Malibu, California 90265	By:	/s/ Sara Vogt-Lowell
	Name:	Sara Vogt-Lowell
	Title:	Senior Vice President

AH4R ACQUISITIONS AND RENOVATIONS

Address:	AMERICAN HOMES 4 RENT ACQUISITIONS AND RENOVATIONS, LLC, a Delaware limited liability company
22917 Pacific Coast Highway Suite 300 Malibu, California 90265	By:	/s/ Sara Vogt-Lowell
	Name:	Sara Vogt-Lowell
	Title:	Senior Vice President

[Signature Page to Amended and Restated Agreement on Investment Opportunities]